PROSPECTUS SUPPLEMENT NO. 14	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 17, 2023)	Registration No. 333-269610

Primary Offering of

16,710,785 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

36,629,724 Shares of Common Stock

2,235,279 Shares of Series A Preferred Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 17, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on April 4, 2024 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. Additionally, the Company filed a Form 12b-25 with the SEC on April 2, 2024 extending its Annual Form 10-K Filing to April 15, 2024. The Prospectus relates to the issuance of up to 16,710,785 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of warrants, consisting of up to 16,710,785 warrants (the “Public Warrants”), each of which is exercisable at a price of $11.50 per share, originally issued as part of units in the Company’s initial public offering (the “Public Warrant Shares”), and the registration for resale of (i) up to 36,629,724 shares of Common Stock (including up to (a) 30,298,320 shares held by certain former stockholders of Nuburu Subsidiary, Inc. (formerly known as Nuburu, Inc.) (“Legacy Nuburu”), including the Company’s officers and directors (the “Business Combination Shares”), (b) 515,394 shares underlying restricted stock units issued to an officer of the Company (the “Equity Award Shares”), (c) 950,000 shares held by Tailwind Sponsor LLC (the “Sponsor”) and 200,000 shares held by the Sponsor’s permitted transferees (collectively, the “Private Shares”), (d) 195,452 shares issued in a private placement to a certain Selling Securityholder (the “Private Placement Common Shares”), and (e) 4,470,558 shares issuable to certain Selling Securityholders upon the conversion of shares of the Company’s Series A preferred stock, par value $0.0001 per share (“Preferred Stock”) (the “Underlying Common Shares”)) and (ii) up to 2,235,279 shares of Preferred Stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On April 4, 2024, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.166 per share. We have not listed, nor do we intend to list, our Preferred Stock on any securities exchange or nationally recognized trading system.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 9 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 5, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 03, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2024, Nuburu, Inc. (“Nuburu” or the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with certain accredited investors named therein (the “Investors”) pursuant to which the Investors agreed to purchase from the Company $3,000,000 of newly issued shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share the (“Common Stock”), at a per Share purchase price of $0.125 per Share. Pursuant to the SPA, the Company will issue to the Investors warrants (“Warrants”) exercisable for an amount of Common Stock equal to 100% of the Shares, which will be exercisable for $0.1625 per share of Common Stock and have a 5-year term. The Investors will also have the right to nominate two out of seven directors for election to the Company’s board of directors.

In connection with the SPA, Nuburu agreed to call a special meeting of its stockholders to consider (i) the approval of an amendment to its certificate of incorporation to change the name of the Company and to amend the terms of its Series A Preferred Stock to provide that the “Test Date” shall mean the date that is three (3) years following the original issuance date, and (ii) the authorization of the future issuance of shares of Common Stock that may exceed 20% of the outstanding shares of Common Stock for the purpose of the Company acquiring controlling or non-controlling interests in one or more entities. These changes would allow for the acquisition of additional assets and the strategic diversification of the Company’s business. Additional details will be provided in the notice of such special meeting and the related proxy statement.

Pursuant to a registration rights agreement among the Company and the Investors, the Company is required to promptly register the Shares and the Common Stock underlying the Warrants.

The description above is a summary and is qualified in its entirety by the complete text of the SPA and the form of Warrant, which will be filed with the Commission.

Item 3.02 Unregistered Sales of Equity Securities.

The information from Item 1.01 is incorporated by reference. The issuance of securities was exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), as the securities were offered and sold solely to accredited investors in a private placement that did not involve any form of general solicitation.

Item 7.01 Regulation FD Disclosure.

On April 4, 2024, the Company issued a press release relating to the foregoing, a copy of which is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Important Information and Where to Find It

This Current Report on Form 8-K does not constitute a solicitation of any vote, consent, or approval from stockholders. In connection with the stockholder approvals described above, the Company intends to file relevant materials with the Securities and Exchange Commission (“SEC”), which will include a proxy statement. The proxy statement will be sent to all stockholders entitled to vote on the proposals. Before making any voting or investment decision, stockholders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC as they become available, because they will contain important information about the proposals. Stockholders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by directing a request to NUBURU, INC. at 7442 S. Tucson Way, Suite 130, Centennial, CO 80112.

Participants in the Solicitation

NUBURU and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposals. A list of the names of such directors and executive officers, information regarding their interests in the proposals and their ownership of the Company’s securities are, or will be, contained in the Company’s filings with the SEC, including the proxy statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Description

99.1 Press Release, dated April 4, 2024.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	April 4, 2024	By:	/s/ Brian Knaley
Brian Knaley Chief Executive Officer

NUBURU Announces a $3 Million Dollar Capital Infusion by Strategic Investors and

New Customer Orders

April 4, 2024

CENTENNIAL, Colo.--(BUSINESS WIRE)-- NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced a $3 million dollar investment in the Company’s common stock by strategic investors focused on strengthening and growing the Company, as well as initial purchase orders from new customers in new markets.

Brian Knaley, the Company’s CEO, noted that, “The customer qualification process for our products can be lengthy and complex, but we are finally seeing the fruits of our efforts. We have orders to fill in critical new markets and with new customers and we believe this investment will accelerate our fulfillment process and path towards consistent revenue generation. We are excited about growth opportunities that we can pursue with help from investors who see the Company’s potential.”

Investment by Strategic Partner

The investment marks a significant step forward in NUBURU's evolution towards a more diversified and innovative future. Alessandro Zamboni, an experienced leader in the fintech industry, has led the charge on this strategic investment, as he seeks to bring his knowledge and past successes to NUBURU. With extensive experience as the Chairman of the AvantGarde Group S.p.A., including successful ventures in risk management and working capital solutions, Alessandro brings valuable expertise to help drive NUBURU to the next level.

Key Initial Orders

Among the new orders, the Company has been awarded an initial purchase order to supply BL-300s to a best-in-class manufacturer of battery systems in the sustainable energy market, with manufacturing capabilities primarily in Asia. NUBURU’s transformational blue laser technology will be used in the production of fully automated, high-quality welding of components within the EV battery modules which will be used primarily in the automotive and e-mobility markets.

Next Steps

In connection with the strategic investment, the Company intends to call a special meeting of stockholders to, among other things, approve the issuance of additional common stock for the purpose of acquiring controlling and non-controlling interests in one or more entities. These changes would allow for the acquisition of additional assets and the strategic diversification of the Company’s business. Additional details will be provided in the notice of such special meeting and the related proxy statement. The Company will also continue to explore capital-raising opportunities as permitted by the authorization obtained at its most recent special meeting of stockholders on February 22, 2024.

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net; provided however, that the Company does not incorporate by reference the information at this website.

Important Information and Where to Find It

This press release does not constitute a solicitation of any vote, consent, or approval from stockholders. In connection with the stockholder approvals described above, the Company intends to file relevant materials with the SEC, which will include a proxy statement. The proxy statement will be sent to all stockholders entitled to vote on the proposals. Before making any voting or investment decision, stockholders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC as they become available, because they will contain important information about the proposals. Stockholders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by directing a request to NUBURU, INC. at 7442 S. Tucson Way, Suite 130, Centennial, CO 80112.

Participants in the Solicitation

NUBURU and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposals. A list of the names of such directors and executive officers, information regarding their interests in the proposals and their ownership of the Company’s securities are, or will be, contained in the Company’s filings with the SEC, including the proxy statement.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including relating to its continued listing on the NYSE American. All statements other than statements of historical fact contained in this press release may be forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “seek,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. Forward-looking statements in this press release include, among other things: anticipated benefits associated with laser-based additive manufacturing. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by NUBURU and its management, are inherently uncertain and many factors may cause the company’s actual results to differ materially from current expectations which include, but are not limited to: (1) the ability to continue to meet the security exchange’s listing standards; (2) failure to achieve expectations regarding its product development and pipeline; (3) the inability to access sufficient capital to operate as anticipated, whether from Lincoln Park Capital Fund, LLC or other sources; (4) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (5) changes in applicable laws or regulations; (6) the possibility that NUBURU may be adversely affected by other economic, business and/or competitive factors; (7) volatility in the financial system and markets caused by geopolitical and economic factors; (8) failing to realize benefits from the partnership with GE Additive; and (9) other risks and uncertainties set forth in the sections entitled “Risk Factors” and

“Cautionary Note Regarding Forward-Looking Statements” in NUBURU’s most recent periodic report on Form 10-K or Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. NUBURU does not give any assurance that it will achieve its expected results. NUBURU assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Investor Relations:

Cody Slach & Ralf Esper

Gateway Group, Inc.

BURU@gateway-grp.com

(949) 574-3860

Source: NUBURU, Inc.